EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Williams-Sonoma, Inc. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock. The following summary of the terms of our Common Stock is based upon our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.

DESCRIPTION OF COMMON STOCK

General

The Company’s authorized capital stock consists of 253,125,000 shares of Common Stock and 7,500,000 shares of Preferred Stock, $0.01 par value per share.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on each matter submitted to a vote of stockholders. In the election of directors, each holder is entitled to one vote for each share of our Common Stock held and may not cumulate votes for the election of directors. Subject to contractual restrictions on dividends and preferences, which may be granted to holders of Preferred Stock, each holder of our Common Stock is entitled to share ratably in distributions to stockholders and receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, each holder of our Common Stock is entitled to share ratably in all assets remaining after payments of liabilities and the liquidation preference of outstanding Preferred Stock, if any. Holders of our Common Stock have no conversion, preemptive rights or other rights to subscribe for additional shares of Common Stock. Our Common Stock is not subject to further calls or assessments by the Company, and there are no redemption or sinking fund provisions applicable to our Common Stock. All outstanding shares of our Common Stock are fully paid and non-assessable.

Anti-Takeover Effects of Certain Provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Blank Check Preferred. The Board of Directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 7,500,000 shares of Preferred Stock in one or more series and to establish the number of shares of any series of Preferred Stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate Preferred Stock may be used to issue series of Preferred Stock, or rights to acquire Preferred Stock, that could dilute the interest of, or impair the voting power of, holders of our Common Stock or could also be used as a method of determining, delaying or preventing a change of control.

Super-Majority Vote. The Company’s Amended and Restated Certificate of Incorporation requires that any merger, consolidation, dissolution or sale of all or substantially all the assets of the Company must be approved by the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote thereon. The requirement of a super-majority vote to approve certain corporate transactions could enable a minority of the Company’s stockholders to exercise veto powers over such transactions.

Advance Notice Bylaws. The Amended and Restated Bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the annual meeting. Although the Amended and Restated Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Exclusive Forum Selection. Our Amended and Restated Certificate of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions or proceedings involving us shall be the Court of Chancery of the State of Delaware. These certain actions or proceedings include derivative actions, actions claiming breach of fiduciary duty, actions involving the DGCL or our organizational documents, actions asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery, and actions involving the internal affairs legal doctrine.

Transfer Agent and Registrar

Our Common Stock is listed on the New York Stock Exchange under the symbol “WSM.” The transfer agent and registrar for our Common Stock is EQ Shareowner Services. Its address is P.O. Box 64854, St. Paul, Minnesota, 55164, and its telephone number is (800) 468-9716.